Exhibit 10.15

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

1.	The Parties

A.	Supplier (full legal name): --FARMER DIRECT ORGANIC FOODS LTD

1)	Supplier’s state of incorporation or organization: SASKATCHEWAN-

2)	Supplier’s principal place of business (headquarters’ street address): 12011 WASCANA HEIGHTS, REGINA, SK S4V 3E2

B.	United Natural Foods, Inc., including its subsidiaries, affiliated and related companies (“UNFI”).

1)	A Delaware corporation

2)	Principal place of business: 313 Iron Horse Way, Providence, RI 02908

2.	Term

Agreement Effective Date: August 1, 2018. The initial term is one year. This Agreement will automatically renew on its anniversary for additional one year terms, unless otherwise terminated pursuant to this Agreement.

3.	Purpose

UNFI will purchase from Supplier certain food products, non-food products and/or supplements (“Products”).

4.	Orders and Deliveries; Product Formulation Changes

A.	Orders/Confirmations. UNFI may mail send electronically or telephone orders for Products. Orders will include quantities. Supplier shall send UNFI written confirmation of each order, including quantity and pricing, within [***] business day(s) of receipt of the order. This Agreement will supersede conflicting terms in Supplier’s confirmation.

B.	Delivery. Unless otherwise agreed by the parties, UNFI will pick up Product at Supplier’s dock. In the alternative, if agreed, Supplier shall ship orders F.O.B. destination, standard freight and insurance prepaid. Supplier shall furnish a copy of the bill of lading to UNFI at the time of such shipment. Unless included in the price of the Product, for shipped orders, costs of freight and insurance shall be included in Supplier’s invoice to UNFI.

1)	Prepaid Shipments. Prepaid shipments to UNFI distribution centers (“DCs”) require that a receiving appointment be made at the DC. Supplier is responsible for fees for late or unscheduled loads. In addition, Supplier shall use the lumper services contracted by UNFI and will be responsible for the payment of fees related to such services (i.e. breakdown, sorting, segregating, restacking, and/or roll off of full pallets from the delivering trailer).

2)	UNFI Pick-up. When UNFI picks up Product, certain accessorial fees may apply, as specified in UNFI’s Supplier Policies and Guidelines, as may be amended from time to time (“Supplier Policies”).

3)	When UNFI picks up Product, UNFI’s Inbound Logistics Department will identify certain dates provided to Suppliers as follows:

a)	Ready Date. The date provided with the Purchase Order (“P.O.”) information, the date UNFI requests the Product be ready for pick up.

b)	Pick-up Date. The date confirmed for pick-up once the carrier calls to schedule the appointment.

c)	P.O. ETA Date. The date the shipment must arrive at the destination designated by UNFI.

Multiple factors are involved in determining the Pick-up Date, such as product availability, P.O. size, mode of transport and transit lane. The Pick-up Date will be confirmed with the intent of delivering on or before the P.O. ETA Date. UNFI measures success by adhering to the P.O. ETA Date.

C.	Proposition 65. Supplier shall provide all warnings required under any local, state, or federal law or regulation, including those which require a specific warning on products containing certain chemicals known to cause cancer or reproductive toxicity, such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986, Health and Safety Code Section 25249.5 (“Proposition 65”).

D.	Dangerous Goods Declaration. Supplier acknowledges its obligations regarding the transportation of hazardous materials, as set forth in 49 CFR Parts 171-180. Prior to selling or shipping a hazardous material to UNFI, Supplier shall provide UNFI with the proper shipping name, the unit/type, the hazard class, UN/NA ID number, the packing group, the total quantity, emergency response information (24 hour telephone number), and shipper’s name and address. Supplier shall also provide UNFI with a safety data sheet for each hazardous material sold or shipped to UNFI.

E.	Title and Risk of Loss. Title to and risk of loss of Products pass to UNFI, free of any encumbrances, on pick-up by UNFI at Supplier’s dock or, if applicable, upon delivery to the destination designated by UNFI. All shipments, whether picked up by UNFI or delivered to UNFI, are subject to final count by UNFI. The parties agree to work in good faith to resolve any disputes relating to Product count.

F.	Material Formulation or Packaging/Labeling Changes. Supplier shall provide a minimum of [***] days’ written notice of any material changes to Product formulation, labels or packaging. Supplier shall further promptly and with not less than [***] days’ written notice notify UNFI of any change to a Product’s organic status, in compliance with the Bright Line Tests for the Handling of Products that Undergo Change in Organic Status, as set forth in the Supplier Policies.

5.	Pricing and Payments.

A.	Products/Price/Payment Terms

1)	[***] days’ written notice to UNFI is required on all price changes. Changes in pricing will be reflected on the P.O. When Supplier requests a price change, Supplier shall email the UNFI Buyer and request adjustment to the prices(s) on any previously acknowledged P.O. and then acknowledge the revised P.O. by confirming quantities and pricing. When a P.O., previously accepted by Supplier, conflicts with an Invoice or any other documentation, UNFI reserves the right to have the P.O. price prevail. Please check applicable pricing options:

a)	☒. Pricing per the attached price list. Product pricing hereunder is based on the Supplier’s annual price list, as modified from time to time by written notice as may be further negotiated locally between Supplier and UNFI’s local operating company.

b)	☐. Pricing will be established by the following methodology:

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c)	☐. Pricing per the attached price list. Such pricing will be fixed for a period of ____ after the effective date; thereafter any increase or decrease in prices must be preceded by at least [***] days advance written notice.

2)	Each delivery will be invoiced, and the invoice will include Product description and quantities sold.

3)	Payment terms are [***]%, [***] days, net [***] days from the date UNFI receives the invoice, the date Supplier’s invoice is postmarked or the date UNFI receives the Product, whichever is later. Payment of initial invoices will be made [***] days after receipt of initial orders and approval from a UNFI Supplier Manager.

4)	With the exception of Supplier mis-shipments, UNFI may deduct all Supplier chargebacks at UNFI’s wholesale catalogue price. All appropriate deductions will be deducted from UNFI’s payment to Supplier. In the event UNFI cannot deduct amounts due it within [***] days, UNFI shall bill Supplier. Any such amounts shall be due upon receipt of invoice.

5)	Pricing, pack and address changes, including changes to off-invoice allowance programs (excluding commodities) require [***] days’ prior written notice, and price protection will be provided on all affected Products inventoried by UNFI, as of the effective date of that price decrease. “Price protection” means a credit for the difference between UNFI’s previous invoice price and the new lower invoice price.

6)	For all consumable food products and supplements and, if applicable, non-food products, shelf life of all Products must be at least [***]% of the production shelf life at the time of receipt at the final UNFI DC destination.

7)	UNFI may offset amounts due by UNFI to Supplier with amounts due by Supplier to UNFI.

8)	If any Products do not reach a minimum sales level as reasonably determined by UNFI or are deemed underperforming by UNFI in its reasonable discretion, Supplier will work in good faith with UNFI to move the Product inventory via promotions, marketing or other agreed to means. Supplier will be responsible for any remaining Product in UNFI’s inventory which Supplier shall arrange for prompt pickup, accept for return, and issue UNFI a full refund, unless the parties otherwise agree on an alternative disposition.

B.	New Products

1)	Payment of initial P.O.s for all new suppliers is released separately by DC. All advertising invoices will be deducted from UNFI’s payment to Supplier.

2)	In order for payment to be released, UNFI may require Supplier to first accept return of unsold Products. Supplier will fully credit UNFI for the returned Products and arrange for them to be promptly picked up from UNFI, unless the parties otherwise agree on disposition.

3)	If any Products, when purchased by UNFI for the first time, do not reach a minimum sales level of five cases per week, or other minimum amount as determined by UNFI, in its reasonable discretion, in the first six months of introduction, Supplier will arrange for the remaining Products to be promptly picked up from UNFI and will accept them for return and a full refund, unless the parties otherwise agree on disposition.

4)	All new Product introductions must be supported by Supplier through advertising and an off-invoice introductory discount for a minimum of [***] days.

C.	Favorable Terms. Supplier agrees that all the terms and conditions of this Agreement will be at least as favorable as the terms and conditions it offers to any distributor buying similar volumes. Any more favorable terms that arise between Supplier and any such distributor will automatically be incorporated into this Agreement.

6.	Special Reports; Duplicate Copies

On written request by Supplier, UNFI will provide non-routine or non-standard reports, reserving the right to charge Supplier a reasonable fee (not to exceed $100) to cover the cost of providing such report. In addition, UNFI may charge Supplier a reasonable fee for providing duplicates of any previously provided documents. To the extent Supplier requests a report that contains proprietary or confidential information. UNFI may redact such information or require Supplier to execute UNFI’s Non-Disclosure Agreement before receiving such report.

7.	Product Information

In an effort to best market Supplier’s Products, as frequently as reasonably necessary and upon request from UNFI, Supplier shall provide: (1) a current list of Products offered, with corresponding UNFI item numbers, UPCs, descriptions and case packs; (2) Product photography, descriptions, video footage or clips; (3) nutritional information; and (4) other advertising and labeling content. Where Supplier does not submit the foregoing Product information, in whole or in part, Supplier authorizes UNFI to obtain and use Product information.

8.	Early Termination

A.	Optional Termination. Either party may terminate this Agreement at any time without cause (including notice not to renew on anniversary date) by giving the other party at least [***] days’ prior written notice.

B.	Early Termination on Default. Either party may terminate this Agreement immediately upon the other party’s Default, as defined below, by written notice to the defaulting party. Except as otherwise specifically provided herein, termination of this Agreement will not relieve the parties of any obligation hereunder prior to such termination. “Default” means any of the following:

1)	Failure to comply with or to materially perform any provision or condition of this Agreement for [***] business days after written notice to cure such failure; or

2)	Insolvency, being the subject of a petition in bankruptcy (voluntary or involuntary), making an assignment for the benefit of creditors, or being named in, or having property subject to, a suit for appointment of a receiver; or dissolution or liquidation; or

3)	Any warranty made in this Agreement having been breached or found to be materially false or misleading.

In the event of such termination, the non-defaulting party may pursue any available remedy, including injunctive relief and any direct damages incurred.

C.	Illegality. UNFI may immediately terminate this Agreement and/or any outstanding P.O.s if Product was or is to be manufactured, distributed or sold in violation of any federal, state and local law, regulation, ordinance, or administrative order or rule of the United States or any country or territory in which the Product is manufactured or delivered (referred to collectively as “Applicable Laws and Regulations”).

9.	Confidentiality

A.	Confidential information includes the terms of this Agreement and all non-public information provided by each party to the other in connection with the performance of their respective obligations hereunder, including without limitation, financial information, information related to Products and pricing, and such other materials, data and information that either party considers and identifies to be proprietary and confidential (collectively, “Confidential Information”). Each party will hold Confidential Information in strict confidence and will not, without prior written consent of the other party, (i) use such information for any purpose other than in connection with the performance of its obligations under this Agreement, or (ii) disclose any Confidential Information to a third party.

B.	Notwithstanding the foregoing, the obligations in this Section do not apply to (i) information that, at the time of disclosure is in, or after disclosure becomes part of, the public domain other than as a consequence of a party’s breach, (ii) information that was known to the receiving party prior to the disclosure by the disclosing party, as evidenced by receiving party’s written records pre-dating such receipt, (iii) information disclosed by a third party to receiving party after the disclosure by disclosing party, if such third party’s disclosure neither violates any obligation of the third party to the disclosing party nor is a consequence of receiving party’s breach, (iv) information that disclosing party authorizes in writing for release; or (v) information that is subject to a validly issued subpoena from a court or governmental authority of competent jurisdiction, or pursuant to a valid discovery request to which receiving party is required to respond, provided that receiving party provides disclosing party with reasonable advance notice of such required disclosure.

C.	This section shall survive for one year following the expiration or termination of this Agreement.

10.	Quality Assurance

A.	Supplier’s shall operate in accordance with current good manufacturing practices (“GMPs”) for all consumable/food Products and dietary supplements and shall ensure that co-packers manufacturing Products do the same.

B.	No less than annually, Supplier shall have conducted an independent, third-party food safety audit, and Supplier shall immediately notify UNFI of any food safety deficiencies and/or GMP violations noted in such audit that may affect Product sold or to be sold to UNFI. Supplier will further notify UNFI immediately of any abnormal laboratory results, third party food safety and/or product safety or sanitation audits or analyses that indicate the presence of pathogenic adulterants of any sort in the facilities where the Products are manufactured, processed, held or packed (“Facility” or “Facilities”) or the Products or any of Supplier’s other products manufactured, processed, held or packed at the Facilities during the term of this Agreement. Supplier will also inform UNFI immediately of any non-routine inquiry, investigation or inspection by any governmental agency in connection with the Facilities or the Products and shall provide UNFI with a copy of any reports related thereto. Supplier will inform UNFI immediately upon receipt, and provide UNFI a copy, of any FDA Form 483 or Notice of Inspection Observations involving a Facility; of any entry Supplier makes to the Reportable Food Registry or pursuant to USDA Rule 34-12 involving the Products; of any “Warning Letter” or “Dear Manufacturer” letter received by Supplier related in any way to the Facilities or the Products; and of any United States Department of Agriculture Food Safety Inspection Service (“USDA FSIS”) Notice of Warning or Notice of Intended Enforcement Action involving any Facility or the Products. Supplier agrees information provided by Supplier pursuant to this Section is not confidential and UNFI may provide such information to customers, regulators, inspectors or third party auditors upon request.

C.	Supplier shall promptly notify UNFI of any suspension of registration, or of any change to Supplier’s FDA registration or its USDA FSIS Establishment Numbers.

D.	This section shall survive for one year following either termination of this Agreement or the “best by” period on the Product, whichever is later.

11.	Transparency in Supplier’s Supply Chain

A.	Upon request from UNFI, Supplier shall identify the country of origin, and the specific region of such country, where each of the ingredients, components or parts of Supplier’s Products are grown, produced and/or manufactured. In the event of an actual or contemplated product recall, withdrawal or other similar circumstance affecting Supplier’s Product (or other products sufficiently similar to Supplier’s Product so as to create a reasonable concern on the part of UNFI) and upon request from UNFI, Supplier shall promptly identify the direct supplier or source of any of the ingredients, components or parts of Supplier’s Product. Supplier further agrees that UNFI may provide such information to its customers, regulators, inspectors or third party auditors upon request.

B.	To allow both Supplier and UNFI to definitively trace the source of Products as well as the time and place of processing, all Products shall bear a unique lot or batch number that isolates the processing of Products between sanitation efforts. Products produced in a facility or through a process that does not undergo sanitation must be designated by field and harvest date.

C.	This section shall survive for one year following termination of this Agreement or following the best by period on the Products, whichever is later.

12.	Representations and Warranties

A.	Supplier: Supplier represents and warrants that:

1)	All intellectual property or proprietary rights in any Product, Product information, Product labels, Product packaging, nutritional content, and other advertising copy, including any photographs, images or other content delivered by Supplier or obtained in accordance with Section 7 above (“Product IP Rights”) are owned by Supplier or Supplier is authorized to use and further license (and does further license to UNFI and UNFI customers) the Product IP Rights in connection with the sale and marketing of Supplier’s Products, and Supplier is authorized to sell the Products that incorporate such Product IP Rights to UNFI and UNFI customers for use or further resale; Supplier may terminate such license upon reasonable written notice to UNFI, in which case UNFI and its customers shall have the right to continue to use the Product IP Rights while exhausting their respective inventory of Products on hand at the time.

2)	Supplier and Products, including any labeling, advertising and promotional materials, comply with all Applicable Laws and Regulations, including, but not limited to the Federal Food, Drug and Cosmetic Act, as amended by the Food Safety and Modernization Act (“FSMA”) and rules and regulations adopted thereunder (collectively, the “FD&C Act”) and further including, where applicable, regulations promulgated by the United States Department of Agriculture (“USDA”).

3)	All Products are a) not adulterated or misbranded within the meaning of the FD&C Act, where applicable; b) not articles that are prohibited under the FD&C Act from being introduced into interstate commerce, where applicable; c) not prohibited under any public health, safety or environmental, or any other laws, regulations or ordinances of any state or other government authority which are applicable to such shipment; and d) merchantable and fit for their intended purpose, fit for human consumption, where applicable, and able to pass without objection in trade.

4)	All non-food Products a) conform to the specifications for such Product; b) are merchantable; c) are free from defects in workmanship, materials and packaging; d) are free from defects in construction and design; e) are fit and sufficient for the purpose for which they intended and/or which is stated on any packaging, labeling or advertising; and f) are equivalent in materials, quality, fit, finish, workmanship, performance and design to any samples submitted to and approved by UNFI.

5)	Supplier complies with all applicable USDA requirements for product safety and maintains adequate security at all production and warehousing facilities to prevent dangerous exposures to health hazards or perilous cargo.

6)	Supplier and all employees and agents involved in the manufacturing, processing or delivery of the Products strictly adhere to all Applicable Laws and Regulations with respect to the operation of their production facilities, and business and labor practices, including but not limited to the California Transparency in Supply Chains Act of 2010 (if applicable); Supplier further adheres to all Applicable Laws and Regulations regarding slavery and human trafficking in all country or countries in which UNFI’s business with Supplier is being conducted; and Supplier makes best efforts to mitigate the risks of human trafficking and slavery in its supply chain, to include, where appropriate, auditing Supplier’s supply chain.

7)	Neither Supplier nor its principals (owners/senior officials) are debarred or suspended from U.S. Government procurement programs under the rules prescribed at Title 48 of the Code of Federal Regulations, Subpart 9.4 (48 C.F.R. §§ 9.400-9.409), and Supplier will promptly (and in no event in more than 15 days) notify UNFI of any change in this status, including Supplier’s receipt of any notice proposing Supplier for debarment or suspension; and

8)	Supplier has obtained all licenses, permits, and authority necessary or required to perform its obligations under this Agreement and has paid all appropriate fees and charges; it is in good standing and will retain good standing with all governmental bodies or agencies; and it will promptly notify UNFI (and in no event in more than 15 days) if it fails to retain such good standing.

B.	Each party represents and warrants that it is free, and has full right and authority, to enter into this Agreement and to perform all of its obligations hereunder.

13.	Unacceptable Products

A.	“Unacceptable Product” means that the Product is (1) unable to maintain its quality and integrity in accordance with industry standards for the duration of the Product’s shelf life; (2) unable to maintain its integrity with respect to its packaging, labeling and/or UPC compliance in accordance with industry standards; (3) fails to meet the applicable representations and warranties of this Agreement; or (4) is the subject of a recall or market withdrawal.

B.	UNFI may refuse to accept Unacceptable Products. If Unacceptable Product has been delivered to UNFI or if, after delivery to UNFI or its customer, the Product becomes or is discovered to be Unacceptable Product., Supplier shall accept the Unacceptable Product for return and full credit with freight paid by Supplier. In addition, at Supplier’s discretion, UNFI may dispose of such Unacceptable Product in a manner as the circumstances may reasonably dictate and Supplier shall reimburse UNFI for any amount by which the sale or disposal price realized by UNFI will be less than UNFI’s cost of the Product plus reasonable expenses for such sale or disposition. Notwithstanding any other provision of this Section, Supplier will not be required to reimburse UNFI for Unacceptable Product if the unacceptability resulted solely from the negligence or willful misconduct in the handling of the Product by UNFI or its customer. UNFI may also in its discretion: (i) allow Supplier to supply conforming goods upon a schedule satisfactory to UNFI or (ii) exercise any other rights UNFI may have under the Uniform Commercial Code, including the right to purchase replacement Products and to require Supplier to reimburse UNFI for any additional costs incurred.

14.	Recall and Market Withdrawal

A.	Recall means a firm’s removal or correction of Product that the FDA or USDA considers to be in violation of the laws it administers and against which an agency may initiate legal action, e.g., seizure. Recall does not include a market withdrawal or a stock recovery. Market withdrawal means a firm’s removal or correction of Product which does not pose a potential threat to consumer health or safety, is not materially misleading, and is not subject to legal action by the FDA or USDA.

B.	Supplier shall promptly notify UNFI of all recalls and market withdrawals involving Products. Supplier shall make every reasonable effort to notify UNFI prior to any public announcement of a recall or market withdrawal involving Products, but such notification shall, in all events, occur within six hours of Supplier’s decision to recall or announce a market withdrawal. In the event of a recall or market withdrawal, Supplier shall promptly notify UNFI by completing a Supplier Notification Report or Supplier Notification of Market Withdrawal form, as appropriate, and submitting it to UNFI at recalls@UNFI.com.

C.	Supplier agrees to cooperate with UNFI on all recalls and market withdrawals, promptly provide information requested by UNFI as needed for UNFI to administer a recall or market withdrawal, and comply with all applicable requirements, including but not limited to UNFI’s Recall Policy for Suppliers, as may be amended from time to time. Supplier shall be responsible for and shall indemnify UNFI for any costs and fees of any kind (including attorney’s fees) associated with a recall or market withdrawal, including but not limited to the cost of Products affected and an administrative fee, as set forth in the Supplier Policies. Furthermore, UNFI may charge back to Supplier any costs, fines, and/or administrative fees assessed by its customers.

15.	Indemnification

A.	Each party will defend, indemnify and hold the other party, its affiliates and subsidiaries, and their officers, directors, employees and agents (collectively, the “indemnified parties”), harmless from and against any damages, liabilities, losses, costs, or expenses (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by an indemnified party and to the extent resulting from a breach of this Agreement or the negligence or willful misconduct of the indemnifying party. Supplier’s obligations pursuant to this section include an obligation to defend, indemnify and hold UNFI harmless against any third-party claims, alleging any of the following:

1)	infringement or misappropriation of any patent, trademark, trade name, trade dress, copyright, trade secret or other proprietary right in connection with the Product or the Product IP Rights;

2)	Death or injury to any person, damage to any property, or any other damage or loss resulting, or claimed to have resulted, in whole or in part, from: any quality or other defect in the Product, whether latent or patent; failure of the Product to comply with any express or implied warranties; any claim of strict liability in tort relating to the Product; or the acts or omission of any of Supplier’s vendors, co-packers, sub-contractors or service providers.

3)	Violation of any Applicable Law or Regulation relating to (a) the Product, or any label, packaging or invoice associated with the Product, in its manufacture, possession, storage, use or sale; or (b) any advertising or promotional materials developed or provided by Supplier;

4)

Any claim brought pursuant to Proposition 65 (or any similar local, state, or federal law or regulation), and any claim alleging violation of state and/or federal unfair competition laws; or

Any claim that the Product label, packing, packaging or labeling is defective, misleading, unfair, unlawful, fraudulent, or violative of applicable laws or regulations.

B.	To the extent that a claim as described in Section 15(A) is adjudicated and determined to have resulted from the negligence or willful misconduct of the party seeking indemnification, that party shall indemnify and hold the other party harmless.

C.	Notice of Claims. The indemnified party shall provide the indemnifying party with reasonable notice of any claim for which it intends to seek indemnification; provided, however, that failure of the party seeking indemnification to provide such notice shall not limit the indemnifying party’s obligations set forth under Section 15(A), except to the extent the delay has a material effect on the ability of the indemnifying party to defend such claim.

D.	Procedures for Defense of a Claim. The indemnifying party shall assume, at its sole cost and expense, the defense of such claim through counsel reasonably acceptable to the indemnified party, except that the indemnified party may at its option and sole expense be represented by separate counsel. The indemnifying party shall have control over the proceedings, including the right to settle; provided, however, that such party may not, absent the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that 1) provides for any admission of liability on the part of the indemnified party or relief other than the payment of monetary damages for which the indemnifying party shall be solely liable and 2) affects the rights of the indemnified party, or 3) does not fully release the indemnified party from all liability related to the claim. In no event shall the indemnified party be liable for any claims that are settled in violation of this Section.

E.	This section shall survive for three years following the expiration or termination of this Agreement.

16.	Insurance

A.	If Supplier’s products include (i): [***]; (ii) [***]; or (iii) [***]; Supplier shall maintain, in any combination of primary and excess policy(ies), commercial/comprehensive general liability insurance (including but not limited to product/completed operations, independent contractors and contractual liability insurance) from a carrier or carriers reasonably satisfactory to UNFI, in a minimum amount of $5,000,000 combined single limit for bodily injury and property damage per occurrence; $5,000,000 for products/completed operations aggregate; and $5,000,000 general aggregate.

If Supplier’s Products do not include any of the Products identified in the preceding paragraph (A), Supplier will maintain $1,000,000 combined single limit for bodily injury and property damage per occurrence; $2,000,000 for products/completed operations aggregate; and $2,000,000 general aggregate.

B.	Supplier will also maintain the following insurance coverage: worker’s compensation, statutory coverage, as required by law; employer’s liability in the amounts of $100,000 per accident for bodily injury or disease, and $500,000 in the aggregate for disease; and commercial automobile liability in the amount of $1,000,000 combined single limit covering bodily injury and property damage arising out of the use of any owned, non-owned, leased and hired autos.

C.	The policies will designate United Natural Foods, Inc. and its affiliates as additional insureds on a primary non-contributory basis, and will be endorsed to provide contractual liability insurance in the amount specified above, specifically covering Supplier’s obligations to defend and indemnify UNFI as set forth in this Agreement and specifying that such coverage is primary and not contributory. The policies will also contain a waiver of subrogation in favor of United Natural Foods, Inc. and its affiliates.

D.	Supplier will provide a certificate of insurance for such coverage and a copy of the additional insured endorsement, provided by a carrier or carriers with an A.M. Best rating of at least A-, Financial Size category VII, and stating that “United Natural Foods, Inc. and its affiliates” are additional insureds. UNFI can provide a sample certificate upon request. Supplier will deliver the certificate(s) to Supplier’s UNFI Buyer or Category Manager no later than the Effective Date, and annually thereafter. The policy and certificate will also specify that UNFI will be given at least 30 days’ prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage.

E.	The insurance coverage required under this Agreement must be maintained by Supplier for a minimum period of one year following termination or expiration of this Agreement.

17.	Lumper and Shipper Fees. Supplier shall comply with the lumper and shipper policies set forth in the Supplier Policies.

18.	Miscellaneous

A.	Independent Contractor. The parties are independent contractors, and will not act as agents for or employees of one another, and nothing contained herein will create a partnership or joint venture between the parties.

B.	Sales Support. Upon UNFI request and at no additional cost to UNFI, Supplier will provide reasonable sales support for Products. The level and type of support will be mutually agreed in writing.

C.	Force Majeure. Neither party will be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from fires, floods, riots, strikes or other circumstances beyond either party’s reasonable control. In the event of a force majeure occurrence, the disabled party shall provide reasonable notice to the other party and make all reasonable efforts to remove such disability as soon as possible. During such period, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled part. If the disability continues for more than ten days after the cessation of the reason for such disability, the non-disabled party has the right to terminate this Agreement without cause as set forth in Section 8, Early Termination.

D.	Notices. Any notices required in this Agreement may be made by personal delivery, overnight delivery service, or first class mail. Notices by personal delivery will be effective upon delivery; notices by overnight delivery service will be effective when delivery is confirmed; and notices by mail will be effective four business days after mailing. UNFI shall send notices to the address set forth in Section 1 and to the attention of the individual who signed this Agreement on behalf of Supplier, except as otherwise provided in writing. Supplier shall send notices to the attention of Senior Vice-President of Supplier Services, with a copy to the Office of the General Counsel, UNFI, both at 313 Iron Horse Way, Providence, RI 02908, except as otherwise provided in writing.

E.	Choice of Law. This Agreement will be governed and construed in accordance with the laws of the State of Rhode Island without reference to the choice of law provisions of any state. The courts of the State of Rhode Island and the federal courts located therein shall have exclusive jurisdiction over all matters arising from this Agreement. Service of process by certified mail, return receipt requested, shall be proper service of process.

F.	Counterparts. This Agreement may be executed in counterparts.

G.	Waiver. The failure of either party to require the performance of an obligation under this Agreement or the waiver by either party of any breach will not prevent later enforcement of such obligation or be deemed a waiver of any subsequent breach.

H.	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not be affected, and the parties will use reasonable efforts to substitute for such invalid, illegal or unenforceable provision valid, legal and enforceable provisions that implement the purposes and intentions hereof.

I.	Amendment. This Agreement may not be amended, nor may compliance with any obligation be waived, except by a writing executed by both parties or, in the case of a waiver, the party waiving compliance.

J.	Assignment. Neither party may assign any rights or delegate any obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, which consent will not be unreasonably withheld, except that UNFI may assign this Agreement without consent to any affiliate or subsidiary. This Agreement will accrue to the benefit of any permitted successors and assignees. Any attempted assignment in contravention of this paragraph is void and ineffective.

K.	Entire Agreement. This Agreement (including all orders and confirmations to the extent they do not conflict with the terms hereof, but excluding any terms and conditions that may appear on any Supplier price list or invoice) constitutes the entire Agreement between the patties regarding the subject matter hereof, and supersedes and merges all prior discussions and agreements.

The parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

United Natural Foods, Inc.		Supplier Name: Farmer Direct Organic Foods LTD.

By:	/s/ Joseph Roy	By:	/s/ Sandy Zielinski
	Signature		Signature

Name (printed/typed):	Joseph Roy	Name (printed/typed):	Sandy Zielinski

Title:	SM Group Mgr	Title:	COO & Controller

Date:	September 10, 2018	Date:	August 1, 2018